Exhibit 99.1

NuCO2 Inc.
2800 SE Market Place, Stuart, Florida  34997
www.nuco2.com
email:  investor_relations@nuco2.com

FOR IMMEDIATE RELEASE	CONTACTS:	Michael E. DeDomenico Chairman and CEO Robert R. Galvin CFO and Executive Vice President (772) 221-1754

NuCO2 INC. REPORTS THIRD QUARTER AND NINE MONTH RESULTS

STUART, FLORIDA,  May 8, 2008 -- NuCO2 Inc. (NASDAQ: NUCO), the largest supplier in the U.S. of bulk CO2 systems and services for carbonating fountain beverages, today reported results for the fiscal three and nine months ended March 31, 2008.

•	Total revenues for the quarter increased 7.7%, to $34.4 million, and for the nine months were up 7.4%, to $103.4 million, compared to the corresponding period last year, respectively.

•
Selling, general and administrative expenses (SG&A) for the quarter declined to $7.1 million, from approximately $8.0 million last year, and as a percentage of total revenues improved to 20.7%, from 24.9%, last year.  Included in SG&A for the quarter is approximately $900,000 of expenses in connection with the Company’s pending merger with affiliates of Aurora Capital Group. Nine month SG&A amounted to $20.4 million, or 19.8% as a percentage of total revenues, compared with $22.3 million and 23.2%, respectively, in the year ago period.

•
Operating income for the quarter advanced 55.2%, to $4.0 million, and as a percentage of total revenues expanded to 11.5%, compared to 8% a year ago.  For the nine months, operating income was up 24.7%, to $14.0 million, and as a percentage of total revenues was 13.5%, compared to last year’s 11.7%.

•
EBITDA (earnings before interest, taxes, depreciation and amortization), which the Company regards as useful information as to liquidity, excluding non-cash stock option expense, totaled $9.9 million, up 10% from the year-ago’s $9.0 million, and for the nine months increased 7.7%, to $31.6 million.

•
Operating cash flow for the quarter increased to $14.5 million, from $9.5 million, a 52.9% gain, while for the nine month period, it totaled $38.4 million, up 39.9%.  Free cash flow (cash flow from operations less capital expenditures) amounted to $8.9 million for the third fiscal quarter, compared to $5.9 million a year earlier, and for the nine months amounted to $22.6 million and $8.1 million, respectively.

•
Third fiscal quarter net income increased to $1.9 million, from $1.1 million, a year earlier, and fully diluted net income per share amounted to $0.13, up from $0.07 a year earlier.  Nine month net income totaled $7.0 million, a 39.4% increase year over year, with fully diluted net income per  share at $0.46, up from $0.31.

•	Long-term debt of $25.4 million as of March 31, 2008 includes $7.6 million of indebtedness incurred for payments made in connection with the merger transaction.

“Results for our third fiscal quarter  showed continued solid improvement in overall business performance, the result of our progress in executing the strategic plan we implemented approximately a year ago, and our focus on providing superior customer service and building  operational excellence,” said Michael E. DeDomenico, Chairman and CEO.

About NuCO2

NuCO2 Inc. is the leading and only national provider of bulk CO2 products and services to the U.S. fountain beverage industry. With service locations within reach of virtually all of the fountain beverage users in the Continental U.S., NuCO2’s experienced professionals comprise the largest network of sales and support specialists in the industry serving national restaurant chains, convenience stores, theme parks and sports and entertainment complexes, among others. NuCO2’s revenues are largely derived from the installation, maintenance and rental of bulk CO2 systems and delivery of beverage grade CO2, which are increasingly replacing high pressure CO2, until now the traditional method for carbonating fountain beverages. The technology offers consistent quality, greater ease of operation, and heightened efficiency and safety utilizing permanently installed on-site cryogenic storage tanks. NuCO2 provides systems and services that allow its customers to spend more time serving their customers. Visit the Company’s website at www.nuco2.com.

Conference Call

A conference call to report operating results for the fiscal 2008 third quarter will be held tomorrow, Friday, May 9, 2008 at 11:00 a.m. Eastern Time. It can be accessed over the Internet via NuCO2’s website at www.nuco2.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available on NuCO2’s website shortly after the call.

Statements contained in this press release concerning the Company's outlook, competitive position and other statements of management's beliefs, goals and expectations are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. These risks and uncertainties include, but are not limited to, the ability of the Company to add new accounts, competition and future operating performance. The Company disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this press release.

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NuCO2 Inc.
CONDENSED BALANCE SHEETS
(In thousands)

ASSETS	March 31, 2008	June 30, 2007
Current assets:
Cash and cash equivalents	$332	$343
Trade accounts receivable, net of allowance for doubtful accounts of $626 and $1,004, respectively	8,863	11,823
Inventories	312	297
Prepaid insurance expense and deposits	3,743	3,121
Prepaid expenses and other current assets	6,416	1,412
Deferred tax assets - current portion	6,725	8,264
Total current assets	26,391	25,260

Property and equipment, net	121,782	122,364

Goodwill & other intangible assets, net	37,936	39,180
Deferred tax assets	482	3,813
Other	234	221
Total other assets	38,652	43,214

Total assets	$186,825	$190,838

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$8,193	$6,061
Accrued expenses & other current liabilities	8,157	5,889
Total current liabilities	16,350	11,950

Long-term debt	25,350	34,750
Customer deposits	4,333	4,246
Total liabilities	46,033	50,946

Total shareholders' equity	140,792	139,892
Total liabilities & shareholders' equity	$186,825	$190,838

NuCO2 Inc.

STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,

	2008	2007	2008	2007
Revenues:
Product sales	$22,401	$20,995	$68,249	$63,865
Equipment rentals	11,974	10,919	35,144	32,366
Total revenues	34,375	31,914	103,393	96,231

Costs and expenses:
Cost of products sold, excluding depreciation & amortization	15,101	13,728	44,392	41,648
Cost of equipment rentals, excluding depreciation & amortization	2,447	1,999	7,032	4,603
Selling, general and administrative expenses	7,108	7,952	20,427	22,343
Depreciation and amortization	5,077	5,158	15,124	14,900
Loss on asset disposal	676	522	2,416	1,506
	30,409	29,359	89,391	85,000

Operating income	3,966	2,555	14,002	11,231

Interest expense	410	509	1,502	1,635

Income before provision for income taxes	3,556	2,046	12,500	9,596
Provision for income tax	1,615	935	5,513	4,584
Net income	$1,941	$1,111	$6,987	$5,012

Weighted average number of common and common equivalent shares outstanding
Basic	14,797	15,680	14,803	15,711
Diluted	15,191	15,896	15,182	15,979

Net income per basic common share	$0.13	$0.07	$0.47	$0.32
Net income per diluted common share	$0.13	$0.07	$0.46	$0.31

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES EBITDA AND EBITDA EXCLUDING STOCK OPTION EXPENSE

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Net income	$1,941	$1,111	$6,987	$5,012
Interest expense	410	509	1,502	1,635
Depreciation & amortization	5,077	5,158	15,124	14,900
Provision for income taxes	1,615	935	5,513	4,584
EBITDA	$9,043	$7,713	$29,126	$26,131
Noncash option expense	870	1,301	2,511	3,245
EBITDA excluding stock option expense	$9,913	$9,014	$31,637	$29,376

Cash flows provided by (used in):
Operating activities	$14,520	$9,495	$38,388	$27,448
Investing activities	$(5,588)	$(3,554)	$(15,789)	$(19,325)
Financing activities	$(8,984)	$(5,888)	$(22,610)	$(8,224)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is one of the principal financial measures by which the Company measures its financial performance. EBITDA is a widely accepted financial indicator used by many investors, lenders and analysts to analyze and compare companies on the basis of operating performance, and the Company believes that EBITDA provides useful information regarding the Company’s ability to service its debt and other obligations. However, EBITDA does not represent cash flow from operations, nor has it been presented as a substitute to operating income or net income as indicators of the Company’s operating performance. EBITDA excludes significant costs of doing business and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America. In addition, the Company’s calculation of EBITDA may be different from the calculation used by its competitors, and therefore comparability may be affected. The Company’s lender also uses EBITDA to assess the Company’s compliance with debt covenants. These financial covenants are based on a measure that is not consistent with accounting principles generally accepted in the United States of America. Such measure is EBITDA (as defined) as modified by certain defined adjustments.